Exhibit 99.1

Marrone Bio Innovations, Inc. Reports Second Quarter and First Half 2020 Financial Results

Second-Quarter Revenue Increased 74% to Record $12.2 Million

Record Gross Margins of 60.6% Mark Seventh Consecutive Quarter of 50%+ Margins

DAVIS, Calif. – August 10, 2020 – Marrone Bio Innovations, Inc. (NASDAQ: MBII) (“Marrone Bio” or the “Company”), an international leader in providing growers with sustainable bioprotection and plant health solutions to support global agricultural needs, has provided its financial results for the second quarter ended June 30, 2020.

Selected Operating and Financial Highlights

$ in millions	Q2 2020	Q2 2019	% Increase (Decrease)	H1 2020	H1 2019	% Increase (Decrease)
Revenues	$12.2	$7.0	74%	$21.8	$15.7	39%
Gross Profit	$7.4	$3.8	94%	$13.0	$8.8	47%
Gross Margin	60.6%	54.4%	+620 bps	59.3%	56.0%	+330 bps
Operating Expenses	$9.4	$10.2	(8)%	$20.6	$18.9	9%
Operating Expense Ratio	77%	146%	-6,900 bps	94%	120%	-2,600 bps
Net Income (Loss)	$(2.9)	$(6.8)	(58)%	$(9.9)	$(10.7)	(7)%
Adjusted EBITDA[1]	$(1.5)	$(3.8)	(61)%	$(5.2)	$(6.4)	(18)%
Cash Used in Operations	$(1.5)	$(3.0)	(52)%	$(7.7)	$(10.6)	(27)%

[1]	Adjusted EBITDA is a non-GAAP financial measure and is described in relation to its most directly comparable GAAP measure under “Use of Non-GAAP Financial Information” below.

Second Quarter 2020 Financial Summary

○	Revenues in the second quarter of 2020 increased 74% to an all-time record of $12.2 million, and the company’s eighth consecutive quarter of year-over-year growth. The increase was driven by global sales in row crops, including Pro Farm’s UBP and Foramin seed treatments. Sales in the specialty crop markets also contributed to the improvement, particularly from the family of Regalia fungicides and Venerate and Grandevo insecticides.

○

Gross margins in the second quarter of 2020 were 60.6%, the seventh consecutive quarter in which gross margins exceeded 50%. The margin improvement reflected the mix of high-margin foliar and seed treatment products sold in the second quarter. Second quarter 2020 gross profit of $7.4 million was nearly double gross profit of the same period in 2019.

○	Operating expenses in the second quarter of 2020 decreased 8% to $9.4 million, compared with $10.2 million in the comparable period in 2019. Operating expenses benefited by $1.4 million from a Paycheck Protection Program (PPP) loan secured to retain employees supporting the essential agricultural industry during the COVID-19 pandemic. Spending in the quarter also included the addition of operating expenses from the 2019 acquisition of Pro Farm.

○	The operating expense ratio – comparing operating expenses to revenues – was 77% in the second quarter of 2020, as compared with 146% in the second quarter of 2019. The ratio improvement quarter-to-quarter reflected significant revenue growth coupled with cost savings efforts and the benefit of the PPP loan.

○	Net income (loss) in the second quarter of 2020 decreased 58% to a loss of $2.9 million, as compared with a net loss of $6.8 million in the second quarter of 2019. The net loss in the quarter included non-cash adjustments for warrant exercises, stock compensation and the amortization of intangibles related to the Pro Farm acquisition.

○	Adjusted EBITDA improved by 61%, with a loss of $1.5 million in the second quarter of 2020 as compared with a loss of $3.8 million in the same period last year. Record revenues and gross profit, plus lower operating expenses, drove the improvement in both the net loss and Adjusted EBITDA. Adjusted EBITDA is further described under “Use of Non-GAAP Financial Information” below.

○	Cash used in operations in the second quarter was $1.5 million, a 52% decline from $3 million in the same period in 2019. Cash used in operations in the quarter included $1.7 million in proceeds from the PPP loan.

First Half 2020 Financial Summary

○	Revenues in the first half of 2020 increased 39% to a record $21.8 million, as compared with $15.7 million in the first half of 2019. The company achieved higher sales in the specialty crop markets, and benefited from its successful BioUnite program with products such as Regalia fungicide and Venerate insecticide. First-half results also grew from sales in the row crop markets, particularly Pro Farm’s UBP and Foramin seed treatments.

○	Gross profit in the first half rose 47% to $13 million. Gross margins increased by 330 basis points to 59.3%, reflecting product mix.

○

Operating expenses increased 9% to $20.6 million in the first half of 2020, compared with operating expenses of $18.9 million in the first half of 2019. The increase was driven by the addition of six months of operating expenses from Pro Farm, somewhat offset by the benefit of $1.4 million from the PPP loan.

○	The operating expense ratio for the first half of 2020 was 94%, a 2,600 basis point improvement that reflected a higher rate of growth for revenues.

○	Net income (loss) in the first half decreased to a loss of $9.9 million, an improvement over the net loss of $10.7 million in the same period last year. Record revenues and gross profit contributed to the improvement in net loss, somewhat offset by the increase in operating expenses, plus non-cash adjustments related to warrant exercises, stock compensation and amortization charges.

○	Adjusted EBITDA in the first half of 2020 was a loss of $5.2 million, an 18 percent improvement from an Adjusted EBITDA loss of $6.4 million in the first half of 2019. Adjusted EBITDA is further described under “Use of Non-GAAP Financial Information” below.

○	Cash used in operations in the first half was $7.7 million, a 27% decline from $10.6 million in the first half of 2019. As in the second quarter, cash used in operations in the first half benefited from $1.7 million in proceeds from the PPP loan.

Management Commentary

“The second-quarter financial results highlight the momentum our team has created, as well as the opportunity to accelerate our commercial velocity and break out as a market leader,” said Chief Executive Officer Kevin Helash, who joined Marrone Bio effective August 3, 2020. “Our goals to drive profitability are gaining traction as the company transforms itself into a top-tier commercial-scale player in the biological agriculture sector.

“This has been a strong start to the year, and it is the foundation from which we can leverage our base business, execute our expansion plans and broaden our global reach. Coupled with a customer-centric culture, and a focus on the execution of our operational and financial objectives, I believe the path to profitability can be accelerated, which will, in turn, create enhanced shareholder value,” added Helash.

“We expect to drive continued revenue growth and international expansion in the second half of the year, with gross margins in line with achieving our annual target in the mid-50% range. The integration of the Pro Farm acquisition is going very well, and is tracking to be accretive to net income and cash from operations this year, as we had forecast. While we remain optimistic about the remainder of the fiscal year, plans remain in place for the potential effect that the COVID-19 pandemic may have on macro conditions in the agricultural sector,” Helash concluded.

Operational Highlights

●	Regalia® Maxx biofungicide received the first approval for indoor and outdoor use on cannabis and hemp in Canada, providing farmers an effective new tool to manage difficult diseases, such as botrytis and powdery mildew.

●	The company entered into a warrant exchange agreement with existing institutional investors, which, assuming exercise in full, is expected to provide adequate cash to reach cash flow breakeven under the company’s current operating plan. The total number of outstanding warrants was reduced by approximately 35%, from 52.6 million to 36.5 million. Expiration dates were significantly shortened, with new warrants issued in five tranches, expiring by the end of 2021.

●	Entered into an agreement with Vive Crop Protection to offer a suite of ground-breaking products for U.S. growers that combines the active ingredient in Regalia® with a proven fungicide. The pre-mix product also will contain Vive’s Allosperse Delivery System technology for use in multi applications in major crops, pending regulatory approvals. The company will have rights to directly market a version of the product to specialty crop growers in California.

Conference Call and Webcast

Management will host an investor conference call today, August 10, 2020, at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss Marrone Bio Innovations’ 2020 second quarter financial results. The call will conclude with a Q&A from participants. To participate, please use the following information:

Q2 2020 Conference Call and Webcast

Date: Monday, August 10, 2020

Time: 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

U.S. Dial-in: 1-866-248-8441

International Dial-in: 1-323-289-6576

Conference ID: 7510516

Webcast: http://public.viavid.com/index.php?id=140993

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through September 10, 2020. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 7510516. A webcast will also be available for 30 days on the IR section of the Marrone Bio Innovations website or by clicking here: MBII Q2 2020 Webcast

About Marrone Bio Innovations

Marrone Bio Innovations Inc. (NASDAQ: MBII) is a growth-oriented company leading the movement to a more sustainable world through the discovery, development and sale of innovative biological products for crop protection, plant health and waterway systems treatment that help customers operate more sustainably while increasing their return on investment. MBI has screened over 18,000 microorganisms and 350 plant extracts, leveraging its in-depth knowledge of plant and soil microbiomes enhanced by advanced molecular technologies and natural product chemistry to rapidly develop seven product lines. Supported by a robust portfolio of over 400 issued and pending patents, MBI’s currently available commercial products are Regalia®, Stargus®, Grandevo®, Venerate®, Majestene®, Haven®, Pacesetter™, Zelto® Jet Oxide® and Jet Ag® and Zequanox®, with a next-generation insecticide-nematicide, a breakthrough bioherbicide and a biofumigant in the Company’s product pipeline. MBI’s Pro Farm Finland-based subsidiary employs a proprietary technology derived from wood waste to stimulate plant growth and improve plant health, resulting in improved yields and crop quality. Products include UBP™ 110, Foramin®, UBP™ Seed Treatment, Foramin® ST.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA which is not a financial measure as defined by GAAP. This financial measure is presented as a supplemental measure of operating performance because we believe it can aid in, and enhance, the understanding of our financial results. In addition, we use Adjusted EBITDA as a measure internally for budgeting purposes.

For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see “Non-GAAP Reconciliation” below. Other companies may define or calculate this measure differently, limiting the usefulness as a comparative measure. Because of this limitation, this non-GAAP financial measure should not be considered in isolation or as substitute for or superior to performance measures calculated in accordance with GAAP and should be read in conjunction with the financial statement tables.

We define Adjusted EBITDA as net income (loss) before (1) interest expense (income), net, (2) income tax expense (benefit), (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, plus (6) from time to time, certain other items which are specific transaction-related items.

GAAP to non-GAAP Reconciliation

(in thousands)

	THREE MONTHS	THREE MONTHS	SIX MONTHS	SIX MONTHS
	ENDED	ENDED	ENDED	ENDED
	6/30/2020	6/30/2019	6/30/2020	6/30/2019

Net Loss	$(2,870)	$(6,752)	$(9,894)	$(10,669)
Income taxes	46	-	80	-
Interest expense	331	353	668	659
Depreciation and amortization	890	448	1,781	903
Stock based compensation	884	606	1,791	1,164
Acquisition related costs	-	1,054	-	1,054
Litigation cost and settlement	-	509	-	509
Loss on issuance of new warrants	-	-	1,391	-
Change in fair value of contingent consideration	600	-	363	-
Reduction in expenses related to PPP funds	(1,396)	-	(1,396)	-
Adjusted EBITDA	$(1,515)	$(3,782)	$(5,216)	$(6,380)

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing MBI’s views as of any subsequent date. Examples of such statements include financial guidance and other statements regarding the Company’s future financial results and revenue growth, future adoption of the Company’s products, plans for accelerating commercial velocity, the potential benefits of recent acquisitions and the Company’s products, and the potential future exercise of the Company’s warrants. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including the recent uncertainty in the global economy and industry-specific economy caused by the COVID-19 pandemic, consumer, regulatory and other factors affecting demand for the Company’s products, any difficulty in marketing MBI’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, adverse decisions by regulatory agencies and other relevant third parties and any difficulty in integrating the acquired Pro Farm, Jet-Ag and Jet-Oxide businesses. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the Securities and Exchange Commission. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Marrone Bio Innovations Contacts:

Kevin Helash, CEO

Jim Boyd, President and CFO

Telephone: +1 (530) 750-2800

Email: Info@marronebio.com

Investor Relations:

Lucas A. Zimmerman

Senior Vice President

MZ Group – MZ North America

Main: 949-259-4987

MBII@mzgroup.us

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Balance Sheets

(In Thousands, Except Par Value)

	JUNE 30,	DECEMBER 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$10,451	$6,252
Accounts receivable	11,437	5,925
Inventories, net	6,139	8,149
Prepaid expenses and other current assets	1,340	1,390
Total current assets	29,367	21,716
Property, plant and equipment, net	13,004	13,260
Right of use assets, net	4,173	4,567
Intangible assets, net	22,666	23,842
Goodwill	6,740	6,764
Restricted cash	1,560	1,560
Other assets	891	1,008
Total assets	$78,401	$72,717
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,022	$3,379
Accrued liabilities	14,439	12,467
Deferred revenue, current portion	534	427
Lease liability, current portion	957	913
Debt, current portion, net	8,918	3,899
Total current liabilities	25,870	21,085
Deferred revenue, less current portion	1,816	1,986
Lease liability, less current portion	3,529	3,970
Debt, less current portion, net	11,447	11,847
Debt due to related parties	7,300	7,300
Other liabilities	2,338	2,971
Total liabilities	52,300	49,159
Commitments and contingencies
Stockholders’ equity:
Preferred stock: $0.00001 par value; 20,000 shares authorized and no shares issued or outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock: $0.00001 par value; 250,000 shares authorized, 149,362 and 139,526 shares issued and outstanding as of June 30, 2020 and December 31, 2019	1	1
Additional paid in capital	356,643	344,206
Accumulated deficit	(330,543)	(320,649)
Total stockholders’ equity	26,101	23,558
Total liabilities and stockholders’ equity	$78,401	$72,717

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2020	2019	2020	2019
Revenues:
Product	$12,063	$6,882	$21,598	$15,483
License	115	115	230	230
Total revenues	12,178	6,997	21,828	15,713
Cost of product revenues	4,794	3,188	8,875	6,917
Gross profit	7,384	3,809	12,953	8,796
Operating Expenses:
Research, development and patent	2,312	3,634	5,546	6,576
Selling, general and administrative	7,078	6,604	15,071	12,278
Total operating expenses	9,390	10,238	20,617	18,854
Loss from operations	(2,006)	(6,429)	(7,664)	(10,058)
Other income (expense):
Interest expense	(331)	(353)	(668)	(659)
Loss on issuance of August 2019 warrants	—	—	(1,391)	—
Change in fair value of contingent consideration	(600)	—	(363)	—
Other income (expense), net	113	30	272	48
Total other income (expense), net	(818)	(323)	(2,150)	(611)
Loss before taxes	(2,824)	(6,752)	(9,814)	(10,669)
Income Taxes	(46)	-	(80)	-
Net loss	$(2,870)	$(6,752)	$(9,894)	$(10,669)
Basic and diluted net loss per common share:	$(0.02)	$(0.06)	$(0.07)	$(0.10)
Weighted-average shares outstanding used in computing basic and diluted net loss per common share:	148,096	110,723	144,834	110,707

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	SIX MONTHS ENDED JUNE 30,
	2020	2019
Cash flows from operating activities
Net loss	$(9,894)	$(10,669)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,781	903
Gain on disposal of equipment	(9)	(6)
Right of use assets amortization	394	402
Share-based compensation	1,791	1,164
Non-cash interest expense	119	145
Loss on issuance of August 2019 warrants	1,391	—
Change in fair value of contingent consideration	(600)	—
Net changes in operating assets and liabilities:
Accounts receivable	(5,512)	(4,681)
Inventories	2,010	(232)
Prepaid expenses and other assets	167	(453)
Accounts payable	(2,272)	622
Accrued and other liabilities	3,461	2,800
Lease liability	(397)	(302)
Deferred revenue	(172)	(342)
Net cash used in operating activities	(7,742)	(10,649)
Cash flows from investing activities
Payment of future contingent consideration in connection with previous asset purchase	(890)	—
Sale of property, plant, equipment	2	—
Purchases of property, plant and equipment	(403)	(185)
Net cash used in investing activities	(1,291)	(185)
Cash flows from financing activities
Proceeds from secured borrowings	24,724	15,126
Reductions in secured borrowings	(19,759)	(12,981)
Net settlement of options	—	42
Financing costs	(64)	—
Exercise of stock options	14	—
Proceeds from employee stock purchase plan	129	23
Exercise of warrants	8,544	—
Repayment of debt	(356)	(126)
Net cash provided by financing activities	13,232	2,084
Net increase (decrease) in cash and cash equivalents and restricted cash	4,199	(8,750)
Cash and cash equivalents and restricted cash, beginning of period	7,812	19,781
Cash and cash equivalents and restricted cash, end of period	$12,011	$11,031

Supplemental disclosure of cash flow information
Cash paid for interest	$565	$504
Supplemental disclosure of non-cash operating activities
Reclass of restricted stock units in lieu of cash bonus	$632	$—
Supplemental disclosure of non-cash investing and financing activities
Property, plant and equipment included in accounts payable and accrued liabilities	$6	$5